Exhibit 99.1

ALJ Regional Holdings Reports Closing Of Phoenix Color And Third Quarter Results

NEW YORK, August 14, 2015 – ALJ Regional Holdings, Inc. (OTC Markets: ALJJ) announced that it closed the Phoenix Color acquisition and the results for its third quarter ended June 30, 2015.

ALJ acquired Faneuil, Inc. (“Faneuil”) in October 2013 and Floors-N-More, LLC, dba Carpets N’ More (“Carpets”) in April 2014. ALJ’s financial statements reflect the full operations of Faneuil from October 18, 2013 through June 30, 2015 and Carpets from April 1, 2014 through June 30, 2015. As Phoenix Color closed after the quarter end, no results from Phoenix Color were included in the financial statements.

Investment Highlights:

Three Months Ending June 30, 2015

•	ALJ recognized consolidated revenue of $48.7 million for the three months ended June 30, 2015 compared to $53.2 million for the three months ended March 31, 2015 and $43.3 million for the three months ended June 30, 2014.

•	ALJ recognized EBITDA of $2.7 million for the three months ended June 30, 2015 compared to $4.4 million for the three months ended March 31, 2015 and $5.8 million for the three months ended June 30, 2014.

•	Faneuil recognized revenue of $36.2 million for the three months ended June 30, 2015 compared to $42.4 million for the three months ended March 31, 2015 and $35.0 million for the three months ended June 30, 2014.

•	Faneuil recognized EBITDA of $2.9 million for the three months ended June 30, 2015 compared to $4.3 million for the three months ended March 31, 2015 and $5.3 million for the three months ended June 30, 2014.

•	Carpets recognized revenue of $12.5 million for the three months ended June 30, 2015 compared to $10.8 million for the three months ended March 31, 2015 and $8.3 million for the three months ended June 30, 2014.

•	Carpets recognized EBITDA of $0.1 million for the three months ended June 30, 2015 compared to $0.2 million for the three months ended March 31, 2015 and $0.7 million for the three months ended June 30, 2014.

Nine Months Ending June 30, 2015

•	ALJ recognized consolidated revenue of $151.8 million for the nine months ended June 30, 2015 compared to $105.6 million for the nine months ended June 30, 2014.

•	ALJ recognized EBITDA of $12.0 million for the nine months ended June 30, 2015 compared to $13.7 million for the nine months ended June 30, 2014.

•	Faneuil recognized revenue of $119.3 million for the nine months ended June 30, 2015 compared to $97.2 million for the nine months ended June 30, 2014.

•	Faneuil recognized EBITDA of $12.5 million for the nine months ended June 30, 2015 compared to $13.5 million for the nine months ended June 30, 2014.

•	Carpets recognized revenue of $32.4 million for the nine months ended June 30, 2015 compared to $8.3 million for the nine months ended June 30, 2014.

•	Carpets recognized EBITDA of $0.1 million for the nine months ended June 30, 2015 compared to $0.7 million for the nine months ended June 30, 2014.

Three Months Ending September 30, 2015

•	Faneuil estimates its revenue to be in the range of $27.9 million to $30.9 million for the three months ending September 30, 2015 compared to actual revenue of $35.6 million for the three months ended September 30, 2014.

•	Carpets estimates its revenue to be in the range of $10.5 million to $12.9 million for the three months ending September 30, 2015 compared to actual revenue of $8.4 million for the three months ended September 30, 2014.

Phoenix Color Acquisition

•	ALJ closed its previously announced acquisition of Phoenix Color on August 14, 2015.

•	ALJ entered into a $105.0 million senior term credit facility and obtained a $30.0 million senior revolver facility of which $2.2 million was drawn with Cerberus and PNC Bank.

•	Marc Reisch entered into a three year agreement to serve as Chairman of Phoenix Color.

•	ALJ sold 400,000 shares to Mr. Reisch at $3.80 per share. Mr. Reisch was also awarded an option to purchase 250,000 shares of ALJ at an exercise price of $4.27 per share.

•	ALJ used the Cerberus facility, the proceeds from the above mentioned sales of shares plus cash on hand to complete the Phoenix Color acquisition and refinance all of the outstanding loans to M&T Bank.

Three months ended:	June 30, 2015	March 31, 2015	June 30, 2014
ALJ Revenue	$48.7	$53.2	$43.3
ALJ EBITDA	$2.7	$4.4	$5.8
ALJ Earnings	$0.6	$1.9	$3.8
ALJ EPS – Fully Diluted	$0.02	$0.06	$0.11

Faneuil Revenue	$36.2	$42.4	$35.0
Faneuil EBITDA	$2.9	$4.3	$5.3
Carpets Revenue	$12.5	$10.8	$8.3
Carpets EBITDA	$0.1	$0.2	$0.7

Nine months ended:		June 30, 2015	June 30, 2014
ALJ Revenue		$151.8	$105.6
ALJ EBITDA		$12.0	$13.7
ALJ Earnings		$5.5	$8.8
ALJ EPS – Fully Diluted		$0.16	$0.11

Faneuil Revenue		$119.3	$97.2
Faneuil EBITDA		$12.5	$13.5
Carpets Revenue		$32.4	$8.3
Carpets EBITDA		$0.1	$0.7
(amounts in millions except for ALJ EPS)

Jess Ravich, ALJ’s Executive Chairman said, “We continue to stay focused on growing our revenue base for both Faneuil and Carpets. As we mentioned during our annual shareholder’s meeting, we will be investing in additional verticals for both Faneuil and Carpets during 2015 which will increase our SG&A at both subsidiaries. We expect to see the results of such expenditures in 2016 and beyond.”

Anna Van Buren, Faneuil’s CEO stated, “Our large investment in our infrastructure this year, especially in our sales division, is starting to return dividends, as we are beginning to receive contract awards in numerous verticals and have the strongest pipeline in the Company’s history. In addition, we have continued to reduce our concentration of contracts. For the quarter ending June 30, 2015, we had 9 contracts that made up more than 5% of our revenues, as opposed to only 7 for the quarter ending June 30, 2014. Our gross margin was lower this quarter than in 2014 due to one-time set up fees that we received last year. As we sign new contracts, our margins may fluctuate due to similar one-time fees. However, this should even out over the course of the contract. ”

“Our fast paced growth has been primarily attributable to the launch of our cabinet division last year,” said Steve Chesin, Carpet’s CEO. “The synergy in providing cabinets, in addition to flooring and counter tops, has helped to increase our sales significantly and has made us a more valuable partner to our customers. However, our earnings this quarter were lower than expected due to a non-recurring reserve in the amount of $350,000 that we placed against our obsolete inventory.”

Marc Reisch said, “Everyone at Phoenix is excited to be a part of the ALJ team and we look forward to announcing our earnings in future releases.”

Non-GAAP Financial Measures:

In this release, ALJ presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.

EBITDA represents net income before interest income and expense, income taxes, non-cash stock based compensation, depreciation and amortization. ALJ presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of ALJ. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison. A reconciliation of ALJ EBITDA to operating income, the most directly comparable GAAP measure, can be obtained by subtracting depreciation and amortization and non-cash stock based compensation from ALJ EBITDA. A reconciliation of Faneuil EBITDA to operating income, the most directly comparable GAAP measure, can be obtained by subtracting depreciation and amortization and non-cash stock based compensation from Faneuil EBITDA. All of this information is included in ALJ’s quarterly report for the quarter ended June 30, 2015.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of Faneuil, Inc., a leading provider of business process outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, toll and transportation industries; Floors-N-More, LLC, dba Carpets N’ More, one of the largest floor covering retailers in Las Vegas and a provider of multiple finishing products for commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with 5 retail locations; and Phoenix Color Corp., a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

This press release contains forward-looking statements. Such statements include information regarding ALJ Regional Holdings, Inc.’s expectations, goals or intentions regarding the future, including specifically, the company’s estimates for expected revenue in the quarter ended September 30, 2015, statements regarding expectations for adding additional verticals, statements regarding pipeline and statements regarding revenue growth in general. Forward-looking statements generally can be identified by words such as “will” and “expect” and similar expressions. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in ALJ’s Annual Report for the fiscal year ended September 30, 2014, ALJ’s Quarterly Report for the quarter ended June 30, 2015 and in its other periodic reports issued through the OTC Markets News Service and available at www.otcmarkets.com. All forward-looking statements in this release are made as of the date hereof and ALJ assumes no obligation to update any forward-looking statement.